Exhibit 99.1

Gulf Resources Announces Receipt of Governmental Approval to Resume Production at Bromine Factories No. 1, No. 4, No. 7 and No. 9

SHOUGUANG, China, March 09, 2020 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (NASDAQ:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt and specialty chemical products in China today announced that it has received further notification from Shouguang Yangkou Town People’s Government allowing it to resume production at its factories No. 1, No. 4, No, 7 and No. 9.

On February 28, 2020, the Company announced that it received an approval from the government to resume bromine production after winter temporary closure. Subsequently, it received another approval from the Shouguang Yangkou People’s Government dated on March 5, 2020 to resume production at its bromine factories No.1, No. 4, No.7 and No. 9 in order to meet the needs of bromide products for epidemic prevention and control. With these two approvals, the Company is now allowed to take the steps to resume production at all four bromine factories.

The Company plans to focus on one factory at a time so that it can resume bromine production as quickly as possible. While there is no exact timeline for bromine production, the Company has essentially completed most of the necessary work besides some preparation work. The Company expects to begin production at the first factory in about ten days and the rest of the bromine factories in about 4 to 6 weeks.

Mr. Liu Xiaobin, the CEO of Gulf Resources, stated, “We are very pleased to have approvals to resume production for our four bromine factories. With the Chinese government’s efforts to curb the Covid-19 spread and a surge in demand for bromine products, we believe that there has been a trying opportunity for our company and its shareholders. We look forward to getting approvals to open more of our facilities.”

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through three wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents, and materials for human and animal antibiotics. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

CONTACT: Gulf Resources, Inc.

Web:	http://www.gulfresourcesinc.com
Director of Investor Relations
Helen Xu (Haiyan Xu)
beishengrong@vip.163.com